                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-50853
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED MARCH 15, 1999)

                              2,019,984.75 SHARES

                               SOURCE MEDIA, INC.
                                  COMMON STOCK

     This Prospectus Supplement relates to the sale of up to 2,019,984.75 shares (the "Shares") of common stock, $0.001 par value per share (the "Common Stock"), of Source Media, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest (the #Selling Shareholders#). The Shares being offered hereby are issuable upon the exercise of certain warrants (the #Warrants#). The Company will receive no part of the proceeds of sales of the Shares offered hereby, although it will receive proceeds from any exercises of the Warrants. See "Selling Shareholders" and "Plan of Distribution" in the Prospectus dated July 28, 1998 (the "Prospectus").

     This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with the Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

     The information in the table appearing under the heading "Selling Shareholders" in the Prospectus is superseded in part by the information appearing in the table below:

                                                      SHARES BENEFICIALLY
                                                             OWNED
                                                     PRIOR TO THE OFFERING
                                                     ----------------------    SHARES BEING
SELLING SHAREHOLDER                                   NUMBER       PERCENT       OFFERED
-------------------                                  --------      --------    ------------
Hackman, Baring & Co...............................   25,000        *             25,000

---------------

* Less than one percent.

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 4 OF THE PROSPECTUS.

                             ---------------------

     The Securities and Exchange Commission (the #Commission#) may take the view that, under certain circumstances, the Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be #underwriters# within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Shareholders have agreed to certain indemnification arrangements. See #Plan of Distribution# in the Prospectus

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The Date of this Prospectus Supplement is April 5, 1999.